Exhibit j(1)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment Nos. 53 and 55 to the Registration Statement No. 811-4707 on Form N-1A of Fidelity Advisor Series II, of our report dated February 2, 2001 appearing in the Annual Reports to Shareholders of Fidelity Advisor Strategic Income Fund for the year ended December 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

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/s/Deloitte & Touche LLP
Boston, Massachusetts
February 23, 2001	Deloitte & Touche LLP